Exhibit (n): Consent of Independent Registered Public Accounting Firm for VUL III

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 50 to the Registration Statement on Form N-6, 333-69777 of RiverSource® Variable Universal Life Insurance III of our report dated February 25, 2016 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 20, 2016 with respect to the financial statements of RiverSource Variable Life Separate Account, which appear in Post-Effective Amendment 34 to the Registration Statement on Form N-6, 33-62457. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 2, 2016